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                                                                    EXHIBIT 99.1

DELTA BEVERAGE GROUP ANNOUNCES PLAN TO COMBINE BOTTLER FRANCHISES


MEMPHIS, Tenn., June 25 /PRNewswire/ - Delta Beverage Group today announced agreements in principle to combine with two Pepsi-Cola bottlers, Pepsi-Cola Puerto Rico Bottling Company (NYSE: PPO - NEWS) and Dakota Beverage Company.
The three companies generated combined revenues in 1998 of $530 million. PepsiCo, Inc. (NYSE: PEP - NEWS) will hold a 24% equity interest in the combined companies, which will be PepsiCo's third largest anchor bottler. All three companies have been under common management since Pohlad Companies of Minneapolis, Minn., purchased a controlling interest in Pepsi-Cola Puerto Rico in July 1998, through a joint venture with PepsiCo.

Completion of the transactions is subject to a number of conditions, including the approval of PepsiCola Puerto Rico's shareholders, the negotiation of final agreements and franchiser consents. PepsiCola Puerto Rico will call a special shareholders' meeting to approve the transactions.

The combined companies will manufacture, distribute and market PepsiCo soft drinks in exclusive franchise territories that include Puerto Rico and portions of Arkansas, Iowa, Louisiana, Minnesota, Mississippi, North Dakota, South Dakota, Tennessee and Texas. Cadbury Schweppes and Proctor & Gamble products are also important offerings in much of this territory.